March 29, 2006


via U.S. Mail and facsimile to (540) 665-9176

Jonathan H. Wolk
Vice President and Chief Financial Officer
American Woodmark Corporation
3102 Shawnee Drive
Winchester, VA 22601

	RE:	American Woodmark Corporation
		Form 10-K for the fiscal year ended April 30, 2005
		Filed July 14, 2005

		File No. 0-14798

Dear Mr. Wolk:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,




      Nili Shah
      Branch Chief



??

??

??

??





UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE